Exhibit 99

Company Contacts:
Scott Settersten
Chief Financial Officer
(630) 410‑4807

Laurel Lefebvre
Vice President, Investor Relations
(630) 410‑5230

Karen May
Director, Public Relations
(630) 410‑5457

DAVID C. KIMBELL APPOINTED PRESIDENT & CHIEF MERCHANDISING AND MARKETING OFFICER FOR ULTA BEAUTY

Bolingbrook, IL – April  15, 2019 – Ulta Beauty, Inc. (NASDAQ: ULTA) today announced that David C. Kimbell has been appointed President & Chief Merchandising and Marketing Officer of Ulta Beauty. In this new role, Kimbell will expand upon his existing responsibilities as Chief Merchandising and Marketing Officer, assuming additional responsibility for Corporate Strategy and Merchandise Planning and Operations.  He will continue to report directly to Mary Dillon, Chief Executive Officer.

“This increased responsibility recognizes Dave’s value to the company, his reputation in the industry and his track record of delivering outstanding performance,” said Mary Dillon, Chief Executive Officer.  “Dave plays a critical role in driving our business results and leading the organization as a member of the Executive Team.  This expansion of Dave’s scope more closely aligns corporate strategy with the merchandising and marketing functions to identify future growth opportunities, strengthen execution, and extend our competitive advantage.”

Kimbell was named Chief Merchandising and Marketing Officer in March 2015 after serving as Chief Marketing Officer since joining Ulta Beauty in February 2014. Previously, he was Chief Marketing Officer and Executive Vice President at U.S. Cellular since February 2011. From 2008 to 2011, he served as Chief Marketing Officer and Senior Vice President of Seventh Generation, a producer of environmentally friendly household and baby care products. Earlier in his career, he held various positions at PepsiCo, Quaker Food Division, including Vice President of Marketing, as well as marketing roles for several brands at The Procter and Gamble Company.

About Ulta Beauty

At Ulta Beauty (NASDAQ: ULTA), the possibilities are beautiful. Ulta Beauty is the largest U.S. beauty retailer and the premier beauty destination for cosmetics, fragrance, skin care products, hair care products and salon services.  In 1990, the Company reinvented the beauty retail experience by offering a new way to shop for beauty – bringing together all things beauty, all in one place. Today, Ulta Beauty has grown to become the top national retailer offering the complete beauty experience.

Ulta Beauty brings possibilities to life through the power of beauty each and every day in our stores and online with more than 25,000 products from approximately 500 well-established and emerging beauty brands across all categories and price points, including Ulta Beauty’s own private label. Ulta Beauty also offers a full-service salon in every store featuring hair, skin, brow, and make-up services.

Ulta Beauty is recognized for its commitment to personalized service, fun and inviting stores and our industry-leading Ultamate Rewards loyalty program. As of February 2, 2019,  Ulta Beauty operates 1,174 retail stores across 50 states and also distributes its products through its website, which includes a collection of tips, tutorials, and social content. For more information, visit www.ulta.com.